Exhibit 3.2

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WINVEST ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

WINVEST ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “WinVest Acquisition Corp.”

2.	The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 2021 (the “Original Certificate”).

3.	An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 14, 2021 (the “Amended and Restated Certificate of Incorporation”).

4.	An Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 6, 2022.

5.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation, as amended.

6.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

7.	The text of Paragraph E of Article Sixth is hereby amended and restated to read in full as follows:

E. [RESERVED]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 16th day of June, 2023.

WINVEST ACQUISITION CORP.

By:	/s/ Manish Jhunjhunwala
Name:	Manish Jhunjhunwala
Title:	Chief Executive Officer